Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Invivyd, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	37,745,998 (2)	$4.87 (3)	$183,823,010.26	$0.0001476	$27,132.28

	Total Offering Amounts					$183,823,010.26		$27,132.28

	Total Fees Previously Paid							—

	Total Fee Offsets							—
	Net Fee Due							$27,132.28

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby an indeterminate number of additional shares of common stock, par value $0.0001 per share, of the registrant (the “Common Stock”) as may be issued or issuable resulting from stock splits, stock dividends or similar transactions.

(2)

Represents (i) 30,921,286 outstanding shares of the registrant’s common stock and (ii) 6,824,712 shares of the registrant’s common stock issuable upon exercise of a common stock purchase warrant, to be offered and sold, in each case, by the selling stockholders identified in the registration statement.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the common stock as reported on the Nasdaq Global Market on February 6, 2024, which date is a date within five business days of the filing of the registration statement.